Exhibit 99.2

[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]

July 22, 2003

The Board of Directors
Pacific Northwest Bancorp
1111 Third Avenue, Suite 250
Seattle, WA 98101

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Pacific Northwest Bancorp included as Appendix B to the proxy statement-prospectus forming a part of this registration statement on Form S-4 and to all references to our firm in such proxy statement-prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ KEEFE, BRUYETTE & WOODS, INC. Keefe, Bruyette & Woods, Inc.